Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Investor contact:
Margaret Boyce
(312) 255-5784
margaret.boyce@diamondconsultants.com
Media contact:
David Moon
(312) 255-4560
david.moon@diamondconsultants.com
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
ANNOUNCES PRELIMINARY FIRST QUARTER
FISCAL YEAR 2009 RESULTS
CHICAGO, July 10, 2008 —Diamond Management & Technology Consultants, Inc. (Nasdaq: DTPI), a premier global management and technology consulting firm, today announced preliminary financial results for its first quarter of fiscal year 2009 (ended June 30, 2008).
The Company currently expects first quarter net revenue to be in the range of $38.2 million to $38.8 million and GAAP earnings per diluted share of $0.02 to $0.03, including the reversal of an international tax valuation allowance in the amount of $1.5 million, which provided a benefit of $0.05 per diluted share. The Company’s previous guidance for the first quarter was for net revenue in the range of $36 million to $38 million and GAAP earnings (loss) per diluted share in the range of ($0.03) to ($0.08). If the reversal of the international tax valuation allowance had been included in previous guidance, guidance for GAAP earnings (loss) per diluted share would have been in the range of ($0.03) to $0.02. In addition, the Company expects second quarter net revenue to be flat to up $2 million versus the June quarter. First quarter preliminary results are subject to change based on the completion of the Company’s normal quarter-end review process.
“We are pleased to report first quarter results above our previous guidance and, as importantly, to have visibility into an improving second quarter,” said Adam Gutstein, President and CEO of Diamond. “Our clients have accepted the fact that the economic environment is a difficult one, but they also recognize the need to improve their business is even more important today than it was yesterday. This is where Diamond can help.”

Diamond will report its full first quarter results of fiscal year 2009 before markets open on Thursday, August 7, 2008. Diamond will host a conference call following the announcement to discuss the results. The conference call will take place on Thursday, August 7, 2008 at 8:00 AM CT (9:00 AM ET). The dial-in number for the call is 800-926-4481 for North American callers and 212-231-2900 for international callers.
About Diamond
Diamond is a management and technology consulting firm. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to improve growth and profitability. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. We deliver three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results. Diamond is headquartered in Chicago, with offices in New York, Washington, D.C., Hartford, London and Mumbai. Diamond is publicly traded on the Nasdaq Global Select Market under the symbol “DTPI.” To learn more, visit www.diamondconsultants.com.
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve estimates, projections, assumptions, risks and uncertainties and speak only as of the date of this release based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any forward-looking statements. Actual results may differ materially from the results projected in any forward-looking statement. For a discussion of some of the risks and uncertainties that could cause actual results to differ materially, please refer to the risks and uncertainties identified in our filings with the SEC.

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